Exhibit 10.25

NEUTRAL TANDEM, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of November 3, 2006, by and between Brett Scorza, an individual resident of Plainfield, Illinois (the “Executive”), and Neutral Tandem, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company desires to continue to employ the Executive and the Executive is willing to accept such employment upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1. Employment by the Company.

1.1 Effective Date.  The effective date of this Agreement shall be November 3, 2006 (the “Effective Date”) and this Agreement shall have an initial term of four (4) years from the Effective Date unless terminated sooner pursuant to Section 6.  Unless either party provides written notice to the other of its or his intent not to renew this Agreement at least thirty (30) days prior the expiration of the initial term (or of any subsequent term) hereof, this Agreement shall automatically renew for successive one (1)-year terms beginning on the anniversary of the prior term.

1.2 Position.  Subject to terms set forth herein, the Company agrees to employ Executive in the position of Vice President of Information Systems hereby continues to accept such position.  During the term of his employment with the Company, Executive will devote his best efforts and all of his business time and attention (except for vacation periods as set forth herein, reasonable periods of illness or other incapacities permitted by the Company’s general employment policies) to the business of the Company.

1.3 Duties.  Executive shall perform such duties as are customarily associated with his then current title and as assigned to the Executive by the Company’s Board of Directors (the “Board”).  The Board has the right to assign and change the Executive’s duties at any time, provided, however, that certain assignments and changes in Executive’s duties hereunder may trigger certain rights and remedies of Employee as set forth elsewhere herein.  At the request of the Board, the Executive shall serve as a member of the Board and any subsidiary of the Company without compensation other than that provided in this Agreement.

1.4 Other Employment Policies.  The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. Compensation.

2.1 Salary.  Executive is currently receiving for all services rendered under this Agreement an annualized base salary of $160,709, subject to standard federal and state withholding requirements, payable in accordance with Company’s usual payroll practices.  Such salary shall be adjusted no less than annually at the discretion of the Board beginning June 2007, but in no event will the base salary be reduced.

2.2 Bonus. The Executive will be eligible to receive an annual bonus, in the form of a cash payment and/or equity award, as determined by the Board in its discretion, of up to thirty percent (30%) of Executive’s base salary for calendar year 2006, and, for subsequent years, as determined by the Board.  Any bonus shall be based on the extent to which Executive achieves performance goals to be established by the Board from time to time in consultation with the Executive.  The parties agree to work in good faith to establish performance goals for 2007 as soon as practicable following the Effective Date.  The Company will pay Executive’s bonus, if any, no later than March 15 in the calendar year following the calendar year to which the bonus relates.  No bonus shall be deemed to have been earned by Executive for any calendar year in which the Executive is not actively employed as of December 31 of the calendar year to which the bonus relates.

2.3 Benefits.

(a) Executive shall be eligible to participate in all benefits plans and programs that the Company may offer to its employees generally from time to time, under the terms and conditions of such plans or programs.  Executive shall be entitled to four (4) weeks paid vacation, to be earned in accordance with the Company’s policy or practice.

(b) During the term of this Agreement, the Company will provide Executive with a cell phone/PDA and laptop computer, which shall be returned promptly by the Executive to the Company upon termination of his employment.

2.4 Expense Reimbursement.

The Company will reimburse Executive for reasonable and customary business expenses, including monthly cell phone/PDA charges, in accordance with the Company’s standard reimbursement policies in effect from time to time.

3. [intentionally omitted.]

4. Employee Obligations.

4.1 Proprietary Information and Inventions Agreement.  Executive agrees to continues to abide by the terms and conditions of the Proprietary Information and Inventions Agreement executed by the Executive on 9/02/2004.

4.2 Non-Competition Obligations.

(a) Executive and the Company acknowledge that (i) the Company has developed and will continue to develop goodwill, going concern value, customer and client relationships and confidential information that are valuable property rights of the Company and that Executive will have access to and knowledge concerning such rights, which if used other than for the benefit of the Company could significantly injure the Company; and (ii) the Company is engaged in the operation of telecommunication hubs and switching systems, transmission and switching of voice, data, audio, video and information via telephone, wireless and cable networks, and IP peering (the “Business”).  Accordingly, and in consideration of the mutual promises contained herein, Executive covenants that, during the period commencing on the Effective Date and terminating on  the first (1st) anniversary of the Executive's termination of employment (the “Restrictive Period”), he shall not, without the prior written consent of the Company, directly or indirectly, in his individual capacity or on behalf of any other individual, partnership, corporation, limited liability company or any other entity (collectively “Person”), Compete with the Company or any of its respective successors or assigns.

(b) For purposes of this Agreement, “Compete” shall mean:  (i) to engage in business activities identical or substantially similar to the Business as engaged in by the Company, or any entity controlling, under common control or controlled by the Company (collectively, the “Neutral Tandem Group”), at any time during the one (1)-year period preceding the date of termination of Executive’s employment  (a “Competitive Business”) hereunder within the geographic limits of those standard metropolitan statistical areas in the United States within which the Neutral Tandem Group has engaged in the Business during the one (1)-year period preceding the date of termination of Executive’s employment or within which the Company contemplates engaging in or has developed plans to engage in (based on its then-current business plan, operating plan, or similar document) the Business during the one (1)-year period following the date of termination of Executive’s employment (the “Territory”); (ii) to assist any Person (whether in a financial, managerial, employment, advisory or other capacity or as a stockholder or owner, or by the provision of information) to engage in a Competitive Business within the Territory; or (iii) to own any interest in or to organize a corporation, partnership or other business or organization which engages in a Competing Business within the Territory.  Notwithstanding the foregoing, Executive’s ownership of or investment in an otherwise Competing Business shall not be a violation of Section 4.2 if (a) the stock of such business is publicly traded, (b) Executive’s equity interest in such business does not exceed three percent (3%) of the aggregate outstanding equity interests of such business, and (c) Executive does not otherwise participate in the management or operational affairs of such business, including as an advisor or consultant or in any other capacity.

(c) The Executive acknowledges and agrees that the covenants contained in this Section 4.2 are reasonable in scope, geographic application and duration, in view of the benefits to the Executive hereunder, and that the provisions of this Section 4.2 are both necessary and reasonable for the protection of the Company.

5. Former Employment.

5.1 No Conflict with Existing Obligations.  Executive represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement or obligation of any kind made prior to his employment by the Company, including agreements or obligations he may have with prior employers or entities for which he has provided services.  Executive has not entered into, and agrees he will not enter into, any agreement or obligation either written or oral in conflict herewith.

6. Termination Of Employment.

6.1 General.  Employee’s employment by the Company may be terminated by the Company or the Executive at any time, with or without Cause (as defined below).  Upon termination of Executive’s employment, the Company’s obligations to pay Executive’s base salary and bonus shall be limited as provided in Sections 6.2 and 6.3 below.

6.2 Termination Without Cause, Etc.  In the event Executive’s employment hereunder is terminated (i) by the Company without Cause, (ii) by Executive for Good Reason (as defined below), or (iii) following a Change of Control (as defined below), and Executive’s employment with the surviving company is terminated or Executive’s responsibilities are materially diminished within six (6) months by the surviving company, the Company will provide Executive, subject to his compliance with the agreements referred to or set forth in Section 4, (x) any unpaid base salary through the date of termination, and any accrued vacation pay, (y) severance pay equal to twelve (12) months’ base salary at the salary rate in effect on the date of termination.  It is a condition precedent to the Company’s obligation to make any severance payments to Executive pursuant to this Section 6.2 that Executive executes a general release, in form and substance acceptable to the Board, on or prior to the date of termination in favor of the Company, the members of the Board and its other affiliates releasing all claims arising out of Executive’s employment and his termination of employment.

6.3 Other Termination Events.  In the event that Executive dies, becomes Disabled (as defined below), or Executive’s employment terminates or is terminated for any other reason other than as described in Section 6.2(i), (ii) or (iii), the Company will only be obligated to pay Executive (a) any unpaid base salary through the date of termination, (b) any unused vacation accrued through the date of termination, and (c) any unreimbursed business expenses.

6.4 Certain Definitions.  For purposes of this Agreement:

(a) The term “Cause” shall mean any of the following: (i) Executive’s willful misconduct in the performance of his duties for the Company, or Executive’s willful failure to abide by or comply with any legal policy or directive of the Board, (ii) conviction of or plea of guilty or any other plea other than “not guilty” to a felony, or any crime involving dishonesty or moral turpitude;  (iii) the violation by Executive of any material provision of this Agreement which either is not cured within ten (10) days after written notice is given to Executive by the Company or constitutes a habitual breach; or (iv) Executive’s dishonesty, misappropriation or fraud with regard to the business or affairs of the Company or its affiliates.

(b) The term “Change of Control” of the Company shall mean any transaction or series of related transactions whether by consolidation, merger, sale or issuance of equity securities, or sale or transfer of all or substantially all of the Company’s assets, or otherwise, that results in the equity holders of the Company immediately prior to such transaction or series of transactions owning less than fifty percent (50%) of the equity or voting power of the surviving entity, or controlling less than fifty percent (50%) of the Company’s assets, thereafter.

(c) The term “Disability” shall mean, Executive is prevented, by illness, accident, disability or any other physical or mental condition (to be determined by means of a written opinion of a competent medical doctor chosen by mutual agreement of the Company and you or your personal representative(s)) from substantially performing your duties and responsibilities hereunder for one (1) or more periods totaling ninety (90) days in any twelve (12)-month period.

(d) The term “Good Reason” shall mean, without Executive’s written consent:  (i) a material adverse change in Executive’s title or the duties assigned to Executive;  or (ii) any material failure by the Company to comply with its obligations under this Agreement.  “Good Reason” shall not be defined to include Company reassigning Executive to a senior position in his field at the Vice President level and compensation level provided herein.

7. General Provisions.

7.1 Notices.  Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of delivery, if by hand or by facsimile (with confirmed receipt), one (1) business day after deposit with a reputable overnight courier service, or three (3) business days after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll.

7.2 Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3 Waiver.  If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.4 Complete Agreement.  This Agreement constitutes the entire agreement between Executive and the Company with respect to the subject matter contained herein.  This Agreement supersedes any prior oral discussions or written communications and agreements with respect to the subject matter contained herein. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by an authorized officer of the Company.

7.5 Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.6 Headings.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7 Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

7.8 Attorney Fees.  Each of the Company and Executive shall be responsible for their own respective costs and expenses (including, without limitation, attorneys’ fees and costs) in connection with any action brought by any party to enforce its rights hereunder or any other legal action involving this Agreement or any party’s performance hereunder.

7.9 Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the internal, substantive laws of the State of Delaware, without reference to the conflict of laws provisions thereof.  Executive expressly consents to the jurisdiction of the state and federal courts for New Castle County, Delaware, for all actions arising out of or relating to this Agreement.

7.10 Section 409A Compliance.

(a) It is the intention of the parties that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to any person pursuant to Internal Revenue Code Section 409A.  This Agreement shall be interpreted to that end, and no effect shall be given to any provision herein in a manner that reasonably could be expected to give rise to adverse tax consequences under said 409A.  Should either party determine that there is a reasonable possibility that the text of this Agreement could give rise to such adverse tax consequences, the parties agree to negotiate in good faith to amend the Agreement to obviate the possibility of such consequences.

(b) If at any time, the Company or any successor obligated to make any payment hereunder (the “Employer”) has a class of stock that is publicly traded on an established securities market or otherwise, then the Employer shall from time to time compile a list of “Specified Employees” as defined in and pursuant to, Prop. Reg. § 1.409A-1(i) or any successor regulation.  Notwithstanding any other provision of this Agreement, if the Executive is a Specified Employee on the date of termination of his employment within the meaning of Prop. Reg. § 1.409A-1(h)(ii) or any successor regulation (his “Termination of Employment”), no payment of compensation shall be made to the Executive under any provision of this Agreement (including Section 6.2) during the period ending six (6) months from the date of his Termination of Employment unless the Employer determines that there is no reasonable basis for believing that making such payment would cause the Executive to suffer any adverse tax consequences pursuant to Section 409A of the Internal Revenue Code.  If any payment to the Executive is delayed pursuant to the provisions of this Section 7.10(b), such payment instead shall be made on the first (1st) business day following the expiration of the six (6)-month period referred to herein, together with a compensatory amount in the nature of interest computed at the “Prime Rate” as of the date of Termination of Employment (as reported in The Wall Street Journal) plus two percent (2%).

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and year first above written.

NEUTRAL TANDEM, INC.

By:	/s/Surendra Saboo
Name: Surendra Saboo
Title: EVP and COO

Accepted and agreed on and as of November 30, 2006

/s/Brett Scorza
Brett Scorza